Exhibit 99.4

Commitment Letter with Respect to Issuer

[Golub Capital Logo]

CONFIDENTIAL

June 10, 2012

Mr. Michael Braner
Mr. Shaun Rader
Sagard Capital Partners Management Corp.
325 Greenwich Avenue
Greenwich, CT 06830

Re:           Commitment Letter with respect to IntegraMed America, Inc.

Dear Michael and Shaun:

We are pleased to advise you that GCI Capital Markets LLC (“Golub”) commits to provide $95,000,000 of senior secured revolving and term loan facilities (the “Facilities”) to support Sagard Capital Partners, L.P.’s (the “Sponsor”) proposed acquisition (the “Acquisition”) of IntegraMed America, Inc. (as the surviving entity of the Merger, the “Borrower”).  The terms and conditions of Golub’s commitment are outlined in, and subject to, this letter, the attached Summary of Terms and Conditions, and the attached Fee Letter, each dated as of the date hereof (collectively, the “Commitment Letter”).  All terms used but not defined herein shall have the respective meanings given to them in the attached Summary of Terms and Conditions (including all Exhibits thereto) and the Fee Letter.

We understand that proceeds from the Facilities will be used to: (a) provide funds for the Acquisition, (b) repay certain indebtedness of Borrower, (c) provide for working capital and for other general corporate purposes of Borrower, and (d) fund certain fees, costs and expenses associated with the Acquisition.  We anticipate that funded consolidated Total Debt of Borrower on the closing date of the Facilities (the “Closing Date”), after giving effect to the proposed transaction (but, for the avoidance of doubt, without giving effect to the Sponsor Bridge Loan), will be limited to 3.75x TTM EBITDA (as calculated in the manner set forth on Exhibit E attached hereto, it being agreed for purposes of this Commitment Letter that the “Period Until Close” portion thereof would be based on Q2-2012 results if the Closing Date occurs on or after August 15, 2012).  Our commitment contemplates that Golub will underwrite the Facilities in their entirety, with a targeted hold position of $60,000,000.

We understand that flexibility, reliability and decisiveness are critical factors for you when selecting financing partners.  These core values are the hallmarks of Golub’s approach to each transaction.  Our team of experienced professionals seeks to combine Golub’s broad product offering with a streamlined approval process and superior execution capabilities to ensure the success of our clients’ investments.  Should you or any of your representatives have any questions regarding this Commitment Letter or our investment capabilities, please feel free to contact me directly at (212) 750-3791.  We look forward to working with you.

Please indicate your acceptance of this Commitment Letter by executing your signature where indicated below, and returning a copy to Golub.  This Commitment Letter will not be effective unless it has been executed and returned to Golub by 5:00 p.m. (New York time) on June 12, 2012.  Additionally, this Commitment Letter will expire if either the closing of the Facilities or the funding of the initial Loans thereunder has not occurred on or prior to November 15, 2012.  Golub reserves the right to withdraw this Commitment Letter, either orally or in writing, prior to the full execution and delivery of this Commitment Letter.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument.  Signatures by facsimile or e-mail shall bind the parties hereto.  Once executed, this Commitment Letter may not be amended or modified other than pursuant to a written agreement signed by each of the parties hereto.

Golub will not be under any obligation to close the Facilities or provide the initial loans thereunder until such time as all of the conditions precedent set forth in the “Other Conditions” section of the Summary of Terms and Conditions attached hereto have been satisfied.  By executing this Commitment Letter, you hereby agree to award Golub the designation of Administrative Agent and Sole Lead Arranger for the Facilities, provided that Golub funds the Facilities on terms materially consistent with those outlined herein.

This Commitment Letter is being delivered in reliance that: (a) all information provided to Golub by, or on behalf of, Sponsor, Borrower or any of their respective Affiliates, is, and will continue to be, accurate and complete in all material respects, taken as a whole, with it being acknowledged and agreed by Golub that any projections as to future events are not to be viewed as facts, that the actual results during the period or periods covered by such projections may differ from the projected results, and that such differences may be material (provided all such projections shall have been prepared in good faith upon assumptions that are believed to be reasonable at the time prepared and furnished) (the requirement of this clause (a) is referred to as the “Information Covenant”), (b) Golub shall not be liable on any theory of liability for special, indirect, consequential or punitive damages, arising out of, in connection with, or as a result of, this Commitment Letter, the Facilities or any of the transactions contemplated hereby, (c) this Commitment Letter supersedes and/or replaces all previous discussions, communications and proposals relating in any way to the Facilities, including, without limitation, that certain Commitment Letter between Golub and the Sponsor dated May 23, 2012, (d) no person or entity other than Sponsor and Golub may rely on this Commitment Letter and there are no intended third party beneficiaries of this Commitment Letter, and (e) the contents of this Commitment Letter are confidential, and shall not be disclosed without Golub’s prior written consent, except: (i) to Borrower, (ii) to potential other equity investors of Borrower; provided, however, that none of these investors are contemplating providing debt financing to Borrower or any of its Affiliates, (iii) to Sponsor’s andBorrower’s advisors and management, (iv) to regulatory bodies on a need-to-know basis, or (v) as required by law.  All persons who are informed of the contents of this Commitment Letter must also be informed that such contents are confidential and cannot be disclosed without Golub’s prior written consent, except as required by law. Sponsor consents to the publication by Agent or any Lender of any press releases, tombstones, advertising or other promotional materials (whether by means of electronic transmission, posting to a website or other internet application, print media or otherwise) relating to the financing transactions contemplated by this Commitment Letter using Sponsor's or Borrower's name, product photographs, logo, trademark or related information (subject to the consent of Sponsor, not to be unreasonably withheld or delayed).

Sponsor agrees to pay (a) all reasonable costs and expenses of Golub (including in its capacity as Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by or in connection with this Commitment Letter and the Facilities (whether or not the Acquisition is consummated or the Facilities close), including without limitation the reasonable fees, costs and expenses of counsel to, and independent appraisers, consultants, auditors and other advisors and professionals retained by Golub, and (b) without limitation of the preceding clause (a), all reasonable costs and expenses in connection with the creation and perfection of the liens to be provided as security for the Facilities, including title investigations, lien searches and the like.  In addition, Sponsor hereby agrees to indemnify, pay and hold harmless each of Golub, the Agent and the Lenders and their respective Affiliates and each of their respective officers, directors, employees, attorneys, agents and representatives (collectively, the “Indemnitees”) from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and reasonable expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnitee as the result of credit having been extended, suspended or terminated in connection with this Commitment Letter and the administration of such credit, and in connection with or arising out of the transactions contemplated in this Commitment Letter and any actions or failures to act in connection therewith, including any and all environmental liabilities and legal costs and reasonable expenses arising out of or incurred in connection with disputes between or among any parties involved in the Facilities (collectively, “Indemnified Liabilities”); provided, that Sponsor shall not be liable for any indemnification to an Indemnitee to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from (i) that Indemnitee’s gross negligence, willful misconduct, bad faith or material breach of this Commitment Letter, in each case, as finally determined by a court of competent jurisdiction or (ii) any dispute solely between or among Indemnitees that does not involve an action or omission by Sponsor, Borrower or any of their Affiliates.  Sponsor's obligations under this paragraph shall survive expiration and/or termination of this Commitment Letter; provided, however, if the Facilities are closed and Golub funds the initial loans thereunder, the obligations of Sponsor under this paragraph shall automatically be deemed to have been assumed by the Borrower and Sponsor shall have no further liability in respect thereof.

IF THIS COMMITMENT LETTER OR ANY ACT, OMISSION OR EVENT HEREUNDER OR THEREUNDER BECOMES THE SUBJECT OF A DISPUTE, EACH OF SPONSOR AND GOLUB HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  THIS COMMITMENT LETTER AND ALL MATTERS AND CLAIMS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.  SPONSOR HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER SHALL BE LITIGATED IN SUCH COURTS.  SPONSOR EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.

[rest of page intentionally left blank; signatures follow]

Sincerely,

GCI CAPITAL MARKETS LLC

By: /s/ Spyro G. Alexopoulos

Spyro G. Alexopoulos
Managing Director

By: /s/ Gregory W. Cashman

Gregory W. Cashman
Senior Managing Director

Acknowledged and Agreed to on Behalf of
Itself and its Affiliates,

Sagard Capital Partners, L.P.

By:      Sagard Capital Partners GP, Inc.,
    its general partner

By:      /s/ Dan Friedberg
    Dan Friedberg
Title: President

Date: June 10, 2012

SCP-325 Merger Sub, Inc., the MergerSub referred to in the attached Summary of Terms and Conditions, hereby joins in the execution of the foregoing Commitment Letter such that (i) MergerSub shall be bound by the terms thereof to the same extent as Sponsor and (ii) the benefits of the Commitment Letter in favor of Sponsor shall inure to the benefit of MergerSub.

SCP-325 MERGER SUB, INC.

By: /s/ Daniel Friedberg
Name: Daniel Friedberg
Title:   President

[Missing Graphic Reference]

IntegraMed America, Inc.
$95,000,000 Senior Secured Credit Facilities
Summary of Terms and Conditions
June 10, 2012

Capitalized terms used in this Summary of Term and Conditions that are not otherwise defined herein or in the Exhibits attached hereto shall have the meanings given such terms in the commitment letter to which this Summary of Term and Conditions is attached or, if not therein, in the Fee Letter.

Borrower:
Prior to the effectiveness of a merger (the “Merger”) with and into IntegraMed America, Inc. (“IntegraMed”), a to-be-formed merger Subsidiary (“MergerSub”) that is wholly-owned by Holdings (as defined below), and upon and after the effectiveness of the Merger, IntegraMed, as the surviving entity of the Merger, and at the election of the Agent (as herein defined), one or more Subsidiaries of IntegraMed may be designated as co-borrowers (all of such persons are collectively referred to herein as “Borrower”).

Guarantors:
All Subsidiaries of Borrower and Holdings.  “Holdings” means the to-be-formed passive holding company which will be controlled by Sagard Capital Partners, L.P. (“Sponsor”) and which shall own 100% of the issued and outstanding capital stock of MergerSub prior to the Merger and shall own 100% of the issued and outstanding capital stock of IntegraMed from and after the Merger. Notwithstanding the foregoing, foreign Subsidiaries will not be required to be Guarantors.

Administrative Agent and Sole Bookrunner:	GCI Capital Markets LLC (“Golub” or the “Agent”).
Lenders:
Golub, or to the extent all or a portion of any syndication contemplated by the Commitment Letter and/or Fee Letter has occurred, a syndicate of lenders, to be arranged by the Sole Bookrunner in consultation with the Sponsor and to include Golub and/or one or more of its Affiliates.

Facilities:	$95,000,000 senior secured credit facility, consisting of the following:
(i) $5,000,000 revolving loan facility (the “Revolving Loan(s)”) including a letter of credit sub-facility in an amount equal to $750,000;
(ii) $90,000,000 Term Loan (“Term Loan”; the Term Loan and the Revolving Loans are referred to herein as the “Loans”).
Use of Proceeds:
To (i) provide funds for the acquisition (the “Acquisition”) of all of the outstanding stock of IntegraMed by way of the Merger, (ii) to repay certain indebtedness of Borrower, (iii) to provide for working capital, capital expenditures and for other general corporate purposes of Borrower, and (iv) to fund certain fees, costs and expenses associated with the closing of the Facilities. Proceeds of Loans shall not be used to finance dissenting shareholder claims in connection with the Merger.

Term:	60 Months.
Scheduled Amortization:
Revolving Loans will be available for borrowing and re-borrowing until maturity, subject to availability (as set forth below), no default or event of default being in existence, bring-down of representations and warranties and delivery of customary notices of borrowing.

Term Loan shall have scheduled per annum amortization payments equal to 1.0% of the initial principal amount, with equal payments due on the last day of each calendar quarter commencing the last day of the first full calendar quarter after the Closing Date, with the outstanding principal balance due at the end of the Term.

Revolving Loan Availability:	Revolving Loan availability to equal (i) the Revolving Loan commitment less (ii) the sum of (a) the outstanding amount of Revolving Loans and (b) letter of credit obligations.
Interest Rates:
At the option of Borrower in accordance with the terms of the Financing Documents, interest on all Loans shall accrue at a reference rate equal to LIBOR or an Index Rate (each as herein defined), plus an applicable margin as set forth below:

Type of Loan	Applicable Margin for LIBOR Loans	Applicable Margin for Index Rate Loans
Revolving Loan	7.25%	6.00%
Term Loan	7.25%	6.00%

LIBOR for each “Interest Period” shall mean the greater of (a) 1.25 percent per annum, and (b) the rate per annum appearing on Bloomberg L.P.'s (the "Service") Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Loan requested (whether as an initial LIBOR Loan or as a continuation of a LIBOR Loan or as a conversion of an Index Rate Loan to a LIBOR Loan) by Borrower in accordance with the Financing Documents, which determination shall be conclusive in the absence of manifest error.

"Index Rate" shall mean, for any day, a floating rate equal to the greater of (x) the higher of (i) the per annum rate publicly quoted from time to time by The Wall Street Journal as the "Prime Rate" in the United States (or, if The Wall Street Journal ceases quoting a base rate of the type described, either (a) the per annum rate quoted as the base rate on such corporate loans in a different national publication as selected by Administrative Agent or (b) the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus fifty (50) basis points per annum, and (y) the sum of the LIBOR Rate calculated for each such day based on a LIBOR Period of three (3) months determined two (2) Business Days prior to the first day of the then current month (not to be less than 1.25 percent) plus 1.25 percent per annum.  Each change in any interest rate based upon the Index Rate shall take effect at the time of such change in the Index Rate.

Interest Period means, with respect to any LIBOR Loan, the period commencing on the Business Day the Loan is made, converted or continued as a LIBOR Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower.  No more than 5 Interest Periods shall be in effect at any time.

At the election of the Agent or Required Lenders (as herein defined), no Loan shall be made as, converted or continued as a LIBOR Loan during any event of default.  Failure to borrow, or payment (or conversion) of, a LIBOR Loan other than at the end of its Interest Period, shall be subject to customary breakage provisions.

Interest on Index Rate Loans are payable monthly in arrears on the last day of each month and at maturity of the Loans.  Interest on LIBOR Loans are payable at the end of each Interest Period, or if such Interest Period is longer than 3 months, every three month anniversary of the commencement of such Interest Period.  Interest based on LIBOR shall be calculated using a 360 day year and actual days elapsed.  Interest based on the Index Rate shall be calculated using 365/366 day year and actual days elapsed.

Default Rate:
Upon the occurrence and during the continuance of an event of default, at the election of Agent or Required Lenders, or automatically upon the occurrence of a payment or bankruptcy event of default, the Loans shall bear interest at rates that are 2.00% per annum in excess of the rates otherwise payable.

Expenses/Indemnification:
The Financing Documents will contain standard indemnification provisions, and shall also provide for expense reimbursement of (i) the Agent in connection with diligence, administration, syndication and documentation and (ii) the Agent and the Lenders (provided Lenders other than Agent shall be limited to one counsel for all such Lenders except in the case of conflict of interest) in connection with litigation, contests, disputes, suits, proceedings or actions and enforcement of remedies, work-outs and restructurings.

Interest Rate Protection:
If LIBOR determined pursuant to clause (b) of the definition thereof for an Interest Period of three (3) months exceeds 1.25% per annum for ten (10) consecutive days, then Borrower shall purchase a form of interest rate protection within 90 days of such tenth (10th) day.  Such interest rate protection shall be in form and substance reasonably satisfactory to Agent, and will require at least 50% of the then outstanding principal amount of the Term Loan to be protected for a minimum of three years (or if less, the period of time remaining until the final maturity date of the Term Loan) and otherwise on terms to be agreed in the Financing Documents.

Fees:
Commitment fee on the average unused daily Revolving Loan balance (less outstanding letters of credit) at a rate equal to 0.50% per annum calculated using a 360 day year and actual days elapsed; payable in arrears on the first Business Day of each month.

Prepayment premium with respect to any voluntary prepayment of the Term Loan made prior to the third anniversary of the Closing Date equal to the amount of such prepayment multiplied by the following (i) 3.0%, with respect to prepayments made after the Closing Date but prior to the first anniversary of the Closing Date, (ii) 2.0%, with respect to prepayments made on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, and (iii) 1.0%, with respect to prepayments made on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date.  The prepayment premium described in the preceding sentence shall be referred to herein as the “Prepayment Premium”.

Letter of credit fee on undrawn letter of credit exposure at a per annum rate equal to the applicable interest margin for LIBOR Revolving Loans, calculated using a 360-day year and actual days elapsed; payable in arrears on the first Business Day of each month.  Borrower will also pay customary fees, charges and expenses to the issuers of letters of credit.

Borrower shall pay to the Agent, for its own account, the other fees set forth in the Fee Letter attached hereto.
Mandatory Prepayments:
The amount by which outstanding Revolving Loans and letters of credit exceed the availability thereof, 50% of excess cash flow (as calculated in accordance with Exhibit A attached hereto) for each fiscal year, commencing with the fiscal year ending December 31, 2013, and 100% of the net cash proceeds from (i)  insurance or condemnation payments, (ii)  issuance of equity or debt securities (including, without limitation, Specified Equity Contributions), (iii) asset sales or other dispositions (other than those described in the immediately succeeding clause (iv)), (iv) fees and other amounts received on account of the termination of Management Agreements (including, without limitation, proceeds from dispositions of assets described in clause (n) of the Disposition of Assets negative covenant set forth on Exhibit B attached hereto), and (v) certain other events outside of the ordinary course of business (in the case of clauses (i) through (v), subject to customary exceptions (including, without limitation, with respect to the issuance of equity and permitted debt securities applied to Permitted Acquisitions and capital expenditures) and, other than in the case of Specified Equity Contributions, negotiated thresholds and, in the case of clauses (i), (iii) and (iv), customary reinvestment rights or, in the case of clause (iv), reinvestment rights as set forth below).  Such prepayments shall be applied (x) first, to the scheduled installments of the Term Loan pro rata to the remaining installments until paid in full and (y) then to the Revolving Loans (but without a reduction to the Revolving Loan commitments).  For the avoidance of doubt, no mandatory prepayment shall be subject to the Prepayment Premium (other than with respect to a mandatory prepayment arising from a transaction constituting a sale of all or substantially all of the assets of Holdings and its Subsidiaries or any other change of control transaction).  With respect to clause (iv) above, Borrower shall have one year from the date of receipt of such proceeds to reinvest such proceeds; provided that during such reinvestment period such proceeds shall be deposited into a segregated bank account of the Borrower subject to a control agreement in favor of Agent.

Voluntary Prepayments:
Borrower may prepay the Revolving Loan and Term Loan in whole or in part (subject to certain minimum amounts).  Such prepayments of the Term Loan shall be applied to the scheduled installments of the Term Loan pro rata to the remaining installments until paid in full.

Security Interest/Ranking:
First priority perfected security interest in substantially all present and future assets (real (but excluding leasehold mortgages) and personal (but excluding any Excluded Cash)) of Holdings, Borrower and its Subsidiaries, wherever located, and all products and proceeds thereof, subject only to permitted liens on certain assets and other customary permitted exclusions and exceptions (which exclusions, for the avoidance of doubt, shall include security interests in physician management agreements (excluding the proceeds generated therefrom) relating to fertility clinics to the extent such contracts are not assignable pursuant to the terms thereof by the Borrower to a third party except to the extent such prohibitions on assignment are ineffective or rendered unenforceable under applicable laws (including the Uniform Commercial Code).

First priority perfected pledge of all outstanding equity securities issued by Borrower and each of its Subsidiaries.

Notwithstanding the foregoing, foreign Subsidiaries will not be required to grant security interests in their assets (or be subject to more than a 66% share pledge with respect to their voting equity securities).

Without limiting the foregoing, Borrower and its domestic Subsidiaries shall maintain first priority perfected liens on substantially all of the assets of certain Practice Groups which are managed by Borrower or one of its domestic Subsidiaries (contemplated to include, at a minimum, all vein clinics managed by Borrower or one of its domestic Subsidiaries) in order to secure amounts owing to Borrower or such domestic Subsidiary, as applicable, pursuant to its Management Agreements with such Practice Groups and Borrower or such domestic Subsidiary shall, with respect to vein clinic Practice Groups, maintain stock option agreements or other stock restriction agreements with the owners of such Practice Groups providing Borrower or such domestic Subsidiary the ability to transfer the ownership of such Practice Groups to third parties of its choosing, in each case in form and substance reasonably acceptable to Agent (it being understood and agreed that the current arrangements as disclosed to Agent prior to the date hereof are acceptable (except Borrower shall perfect, by way of filing of a UCC financing statement, any existing unperfected security interests against its Practice Groups)).  Borrower and each such domestic Subsidiary shall grant to Agent a lien on all such security interests and its rights under all such stock option agreements or other stock restriction agreements.  This paragraph is referred to as the “PC Collateral Requirements”.

Representations and Warranties:
The representations and warranties set forth in the Credit Agreement shall be or relate only to the following (with customary exceptions, thresholds and materiality qualifiers to be mutually reasonably acceptable to Agent and Borrower):

Due organization, valid legal existence and good standing; due qualification; power and authority; governmental consents, approvals, licenses, permits and filings (including no defaults thereunder); compliance with organizational documents; compliance with law; compliance with injunctions, decrees and orders; chief executive offices and federal employer identification numbers; transaction documents do not conflict with organizational documents, laws, orders, decrees or material agreements (or create liens thereunder); due authorization, execution, delivery, legality, validity and enforceability of transaction documents and no failure to obtain all required consents (or all material required consents with respect to transaction documents other than the Financing Documents)  related thereto; financial statements, pro forma balance sheet and projections; no material adverse effect; title to properties; liens; labor matters; ventures, Subsidiaries and Affiliates; capital structure; investment company status, regulated entities and SEC compliance; SEC filings; internal controls and disclosure procedures; margin regulations; taxes; ERISA and foreign benefit plans; no litigation; broker's fees; intellectual property; accuracy of all information provided taken as a whole; environmental matters; insurance; deposit and other accounts; solvency; no default or event of default; acquisition documents, other related transaction documents and completion of Merger; foreign assets control laws and regulations; no conflicts of interest; Practice Groups, Management Agreements and restrictive stock agreements; health care compliance matters (as to Holdings, its Subsidiaries and, subject to knowledge qualifiers with respect to fertility clinics, Practice Groups) and use of proceeds.

Affirmative Covenants:
The affirmative covenants set forth in the Credit Agreement shall be or relate only to the following (with customary exceptions, thresholds and materiality qualifiers to be mutually reasonably acceptable to Agent and Borrower):
Maintenance of existence and assets; conduct of business; payment of obligations; keep adequate books and records (including with respect to Practice Groups); maintenance of insurance and notice of damage or destruction to collateral; compliance with laws and organizational documents; maintenance of permits, licenses and governmental authorizations; de-registration of company common stock under the Exchange Act on or about the Closing Date; de-listing of company common stock on NASDAQ on or about the Closing Date; providing supplemental disclosures; intellectual property; environmental matters; inspection of property, books and records (including with respect to Practice Groups subject to applicable law and compliance with the terms of the Management Agreements); access to properties, facilities, advisors and employees; post-closing obligations; further assurances (including obtaining guarantees of, and providing collateral security for, the Facilities as contemplated in this Summary of Terms and Conditions); exercise of rights under Acquisition Documents (as defined below) and Financing Documents; interest rate hedges (consistent with the section above titled “Interest Rate Protection”); communication with accountants; use of loan proceeds; banking arrangements for the sweep of government receivables (it being understood and agreed that the existing arrangements as disclosed to Agent as of the date hereof are acceptable); health care compliance matters (including corporate compliance program) as to Holdings, its Subsidiaries and, subject to commercially reasonable efforts with respect to fertility clinics, Practice Groups (including post-closing compliance with the physician licensure laws of the States of North Carolina and Florida); and control, structure and management of Practice Groups, Management Agreements (including ensuring certain terms thereunder) and restrictive stock agreements (it being understood and agreed that the existing control, structure and management of Practice Groups, Management Agreements and restrictive stock agreements as disclosed to Agent as of the date hereof are acceptable; provided that with respect to the Excluded Account, the Borrower shall sweep  the Unrestricted Funds therefrom no less frequently than monthly).

Negative Covenants:
The negative covenants set forth in the Credit Agreement shall    be or relate only to the following (with customary exceptions, thresholds and materiality qualifiers as set forth on Exhibit B hereto or otherwise mutually reasonably acceptable to Agent and Borrower):

Limitations on: mergers, consolidations, creation of Subsidiaries, acquisitions and other fundamental corporate changes; making investments, loans and advances; incurrence of indebtedness; employee loans and other Affiliate transactions; changes in capital structure and line of business (including Holdings as a passive holdco and, with respect to Borrower and its Subsidiaries, permitted “lines of business” that encompass practice management related to any medical practice); contingent obligations (including guarantees of indebtedness); incurring liens; sales of assets (including equity interests); transactions giving rise to ERISA violations; releases of hazardous materials; entering into sale-leaseback, synthetic lease or similar transactions; cancellation of indebtedness; making restricted payments, changing jurisdiction of organization or organizational identification number, company name, locations of chief executive office, principal place of business or collateral, and fiscal year or method of determining fiscal quarters or fiscal months; negative pledges and  agreements restricting intercompany transactions; entering into derivative transactions not constituting permitted investments; amending related transaction documents, organizational documents,  Management Agreements and restrictive stock agreements; and transactions violating anti-terrorism laws.
Certain of the negative covenants set forth above are further described on Exhibit B attached hereto.

Reporting Covenants:
The reporting covenants set forth in the Credit Agreement shall be or relate only to the following:

Delivery of: certified (by an officer of the Borrower) unaudited monthly financial statements and annual audited financial statements, in each case accompanied by a compliance certificate and, on a quarterly basis, management discussion and analysis; annual operating plan; management letters, exception reports and similar communications from independent auditors; supplemental disclosures; notices and information relating to defaults, material adverse changes, related transactions, organizational documents, equity, litigation or other proceedings or violations of law, insurance, leases or warehouses, intellectual property, retirement plans, events triggering mandatory prepayment and change of control and other material events (including notices and information regarding Practice Groups, Management Agreements, restrictive stock agreements and commencing operations in new States); collateral reports, including audits and appraisals; health care notices; and other business or financial information reasonably requested by Agent or Lenders.

Events of Default:
The events of default set forth in the Credit Agreement shall be or relate only to the following (with grace periods, thresholds and materiality qualifiers as set forth on Exhibit B attached hereto or as otherwise mutually reasonably acceptable to Agent and Borrower):

Failure to pay principal, interest or any other amount when due; failure to perform, keep or observe any provision of the Financing Documents; cross-default to other indebtedness; inaccuracy of information, representations or warranties in any material respect (without duplication of materiality qualifiers); attachment or other possession of material assets for benefit of creditors; voluntary or involuntary bankruptcy or similar proceedings; insolvency; failure to discharge or stay execution of judgments; other than due to the conduct of Agent or any Lender that is not the result of any act or omission of Holdings or any of its Subsidiaries, actual or asserted invalidity or impairment of any material provision of any Financing Document (including, without limitation, any security interest created thereunder); loss, suspension or revocation of license or permit resulting in material adverse effect; change of control; loss or damage of material assets, or events causing cessation or substantial curtailment of revenue producing activities, in each case resulting in a material adverse effect; order of court or agency enjoining conduct of all or any material part of business; actual or asserted invalidity or impairment of any subordination provisions; and illegality, invalidity, unenforceability, breach or termination of Management Agreements (excluding the existing Management Agreement with MPD Medical Associates (MA), P.C.) to the extent resulting in the net loss of economic benefits from the affected Management Agreements in excess of twenty percent (20%) of the aggregate gross revenues of Holdings and its Subsidiaries for the immediately preceding fiscal year after taking into account any gains in gross revenues related to new Management Agreements.  Certain terms pertaining to the events of default described above are set forth on Exhibit B attached hereto.

Financing Documents:
Such loan documents (including a credit agreement (the “Credit Agreement”)), security documents and other documents (as more fully described in this Section, the “Financing Documents”) as are customary for comparable senior secured financings and/or as Agent and Lenders may reasonably require.  Subject to the “Limited Conditionality Closing Conditions” set forth below, the Credit Agreement shall include, without limitation, conditions specified herein and representations, warranties, affirmative covenants, negative covenants, financial covenants, financial reporting requirements, events of default, remedies, interest rate protection, yield protection, agency provisions, and indemnification and expense reimbursement, in each case as are customary for comparable senior secured financings (and in any event consistent with the corresponding sections of this Summary of Terms and Conditions) or as are mutually reasonably acceptable to Agent and Borrower.  The Financing Documents will also include, as are customary for comparable senior secured financings and/or as Agent and Lenders may reasonably require, opinions, insurance deliveries, certificates (including as to solvency), searches, surveys, government and third party consents (with respect to the Acquisition, to the extent required under the terms of the Acquisition Documents), subordination agreements (to the extent any debt required to be subordinated to the Financing Documents exists as of the Closing Date), control agreements (other than for the Excluded Account so long as Borrower complies with the affirmative covenant related thereto set forth above), landlord and bailee waivers (provided that Borrower shall only be required to use commercially reasonable efforts to obtain landlord and bailee waivers), and customary closing deliveries.

Limited Conditionality Closing Conditions
Notwithstanding anything in the Commitment Letter, this Summary of Terms and Conditions, the Fee Letter or the Financing Documents to the contrary, (a) the only representations relating to IntegraMed and its Subsidiaries and their respective businesses, the accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (i) such of the representations made by or regarding IntegraMed and its Subsidiaries and their respective businesses in the Acquisition Documents (as herein defined) as are material to the interests of the Agent and Lenders, but only to the extent that (x) the accuracy of any such representation is a condition to Sponsor’s, Holdings’, Borrower’s or their Affiliates’ obligations to close under the Acquisition Documents or (y) Sponsor, Holdings, Borrower or their Affiliates have the right to terminate their obligations under the Acquisition Documents (or the right not to consummate the Acquisition pursuant to the Acquisition Documents) as a result of a breach of such representation in the Acquisition Documents (the “Merger Agreement  Representations”) and (ii) the Specified Representations (as defined below) made by or regarding the Borrower, Holdings and their Subsidiaries in the Financing Documents, and (b) the terms of the Financing Documents shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth in this Summary of Terms and Conditions are satisfied (it being understood that, to the extent a perfected security interest in any collateral (the security interest in respect of which cannot be perfected by means of the filing of a UCC financing statement, the making of a federal intellectual property filing or delivery of possession of capital stock or other certificated security) is not able to be provided on the Closing Date after Borrower’s use of commercially reasonable efforts to do so, then the perfection of such security interest in such collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but may instead be perfected after the Closing Date pursuant to arrangements to be mutually agreed by the Borrower and the Agent); provided that nothing herein shall limit the applicability of the individual conditions to closing expressly set forth in the section titled “Other Conditions” except to the extent expressly stated to be subject to this paragraph.  For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Financing Documents relating to: (i) legal existence and good standing in the jurisdiction of incorporation, formation or organization; (ii) company power and authority to enter into and perform the Financing Documents and the transactions contemplated hereby; (iii) due authorization, execution and delivery of, and legality, validity and enforceability of, the Financing Documents; (iv) effectiveness, validity and perfection of first priority liens under the security documents (subject to the limitations set forth in the preceding sentence); (v) no breach or violation of organizational documents and material agreements triggered by the Financing Documents; (vi) all necessary governmental and third party approvals with respect to the Financing Documents; (vii) use of proceeds; (viii) compliance with material laws as it relates to the Financing Documents; (ix) solvency as of the Closing Date (after giving effect to the transactions contemplated hereby) of the Borrower and its Subsidiaries on a consolidated basis; (x) historical financial statements fairly presenting financial condition and results of operations in accordance (subject to customary exceptions in the case of interim financial statements) with generally accepted accounting principles; (xi) Federal Reserve margin regulations; (xii) the Investment Company Act, and (xiii) Patriot Act, OFAC and other anti-terrorism laws.  The foregoing provisions of this paragraph are sometimes referred to as the “Certainty of Funds Provisions”.

Management Fees
Management fees, and reimbursement of out-of-pocket costs and expenses, owing to Sponsor under its management services agreement with Holdings and its Subsidiaries may be paid subject to compliance with the applicable terms of the Restricted Payments negative covenant set forth on Exhibit B attached hereto.

Financial Covenants:	Financial covenants will be:
	(i)	Minimum Fixed Charge Coverage Ratio;
	(ii)	Maximum Total Debt to Adjusted EBITDA (“Total Leverage Ratio”); and
	(iii)	Maximum Capital Expenditures.
Financial covenants will be calculated as set forth on Exhibit C attached hereto and shall be measured at the times and at the levels set forth on Exhibit D attached hereto.

Equity Cure
In the event of an Event of Default under the Fixed Charge Coverage Ratio or Total Leverage Ratio as of the end of a fiscal quarter, any cash common equity contribution made to Holdings and concurrently contributed to Borrower after the last day of such fiscal quarter and on or prior to the day that is 10 days after the day on which financial statements and a compliance certificate are required to be delivered for that fiscal quarter will, at the request of Borrower, be included in the calculation of Adjusted EBITDA solely for the purposes of determining compliance with such financial covenants at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution, a “Specified Equity Contribution”); provided, however, that (a) only one Specified Equity Contribution shall be permitted in any four fiscal quarter period, (b) the aggregate amount of Specified Equity Contributions made with respect to any four quarter period shall not exceed 15% of Adjusted EBITDA for such four quarter period (with Adjusted EBITDA calculated without giving effect to such Specified Equity Contribution or prior Specified Equity Contributions), (c) the amount of any Specified Equity Contribution and the use of proceeds therefrom will be no greater than the amount required to cause Holdings and its Subsidiaries to be in compliance with such financial covenants, (d) the proceeds of all Specified Equity Contributions shall be used by Borrower upon receipt thereof to prepay the Term Loan and Revolving Loans in accordance with the mandatory prepayment waterfall described above (provided that notwithstanding such prepayment, the corresponding reduction of the Term Loan and Revolving Loans will not be taken into account for the purposes of determining compliance with the financial covenants for the period with respect to which the Specified Equity Contribution is made and any subsequent measurement period that includes the period with respect to which the Specified Equity Contribution is made), (e) no more than four Specified Equity Contributions shall be made, in the aggregate, after the Closing Date and (f) all Specified Equity Contributions will be disregarded for purposes of the calculation of Adjusted EBITDA for all other purposes, including without limitation, calculating basket levels, pricing and other items (including compliance with affirmative and negative covenants) governed by reference to Adjusted EBITDA or the financial covenants. If, after giving effect to the recalculations set forth herein, Holdings and its Subsidiaries shall then be in compliance with the applicable financial covenants, Holdings and its Subsidiaries shall be deemed to have satisfied the requirements of such financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenants that had occurred shall be deemed cured.

Permitted Acquisitions:1
Subject to the terms and conditions of the Financing Documents, certain acquisitions will be permitted.  Such terms and conditions will include, among other things, (i) a limitation of $10,000,000 on aggregate consideration paid and payable for all such acquisitions during any fiscal year exclusive of net proceeds of any equity issuance of qualified stock by Holdings not otherwise required to prepay the Loans and used to consummate such a permitted acquisition, (ii) no default or event of default is in existence or would be caused thereby, (iii) minimum pro-forma Revolving Loan availability of $2,500,000, (iv) pro-forma Total Leverage Ratio not to exceed the lesser of Total Leverage Ratio calculated as of the Closing Date and the Total Leverage Ratio financial covenant threshold then in effect under the Credit Agreement (assuming the first Total Leverage Ratio financial covenant threshold set forth in the Credit Agreement is in effect until the first covenant compliance testing date), and (v) substantially all of the assets of the target of such acquisition shall be located in the United States and the target shall be in the same line of business as the Borrower (permitted “lines of business” to encompass practice management related to any medical practice).

Assignments and Participations:
The Lenders shall be entitled to assign all or part of their Loans and related Commitments, in minimum aggregate amounts of $1,000,000 with respect to the Revolving Loans and $1,000,000  with respect to the Term Loan, subject to certain conditions, including the approvals of the Agent and Borrower, which such approval(s): (i) of Agent and Borrower shall not be unreasonably withheld and shall not be required in connection with an assignment to a Lender, to an Affiliate of a Lender or to certain approved funds, and (ii) of Borrower shall not be required when an event of default exists or in connection with an assignment by Golub or any of its Affiliates prior to completion of a Successful Syndication (as defined in the Fee Letter) of the Facilities.  Subject to certain conditions, the Lenders will be entitled to sell participations in all or part of their Loans and related Commitments.

Other Conditions:	Conditions precedent to the closing of the Facilities and funding of the initial Loans thereunder shall consist solely of:
(i)
The initial capitalization of Borrower will include (i) the Loans under the Facilities, (ii) cash equity capital representing a minimum of 40% of the total debt and equity capitalization of Borrower from a group of investors being arranged by Sponsor, and providing Sponsor (or its controlled investment affiliates) with (a) direct or indirect ownership of no less than 60% of the capital stock of Holdings on a fully-diluted basis and (b) control of the board of directors or other governing body of Holdings, and (iii) a minimum of $5,000,000 of cash or cash equivalents on hand (or such lesser amount agreed to by Agent and Borrower), after giving effect to the repayment of the Sponsor Bridge Loan and excluding any Excluded Cash;

(ii)
The Acquisition shall have been consummated in accordance with (A) applicable law and (B) the documentation relating thereto (including all conditions precedent set forth therein without any waiver thereof unless, if such waiver is materially adverse to the interest of Agent and Lenders, consented to in writing by Agent) (all such documentation, including all exhibits and schedules thereto, the “Acquisition Documents”), which Acquisition Documents shall be reasonably satisfactory to Agent in form and substance and shall not be subject to any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the interest of Agent and Lenders without the consent of Agent (provided Agent acknowledges that the Agreement and Plan of Merger dated as of June 10, 2012, together with all exhibits and schedules thereto, has been reviewed by Agent and is satisfactory to Agent (the “Approved Merger Agreement”));

(iii)
The Merger shall have been consummated or shall be consummated substantially concurrently with the initial funding of the Loans by evidence reasonably satisfactory to Agent (e.g. delivery of a file-stamped certificate of merger from the Delaware Secretary of State’s Office evidencing the effectiveness of the Merger);

(iv)
Funded consolidated Total Debt of Borrower on the Closing Date, after giving effect to the related transactions (but, for the avoidance of doubt, without giving effect to the Sponsor Bridge Loan), will be limited to 3.75x TTM Adjusted EBITDA (as calculated in the manner set forth on Exhibit E attached hereto; it being agreed that the “Period Until Close” portion thereof would be based on Q2-2012 results if the Closing Date occurs on or after August 15, 2012); provided, however, that any reduction in purchase price negotiated by Sponsor shall ratably reduce funded consolidated Total Debt and cash equity of Borrower on the Closing Date;

	(v)	The Revolving Loan (exclusive of letters of credit issued on the Closing Date) shall be unfunded on the Closing Date;
(vi)
Minimum TTM Adjusted EBITDA of Borrower (as calculated in the manner set forth on Exhibit E attached hereto; it being agreed that the “Period Until Close” portion thereof would be based on Q2-2012 results if the Closing Date occurs on or after August 15, 2012) of $23,750,000;

(vii)
Receipt of Borrower's consolidated audited financial statements for the fiscal year ended December 31, 2011 and unaudited financial statements for the most recent quarter-end for which financial statements are available (which quarter-end in no event will be prior to June 30, 2012 if the Closing Date occurs on or after August 15, 2012);

	(viii)	There shall be no order or injunction prohibiting the funding of the Loans;
(ix)
Subject to the Certainty of Funds Provisions, each representation and warranty made by Holdings, Borrower and their direct and indirect Subsidiaries under the Financing Documents shall be true and correct in all material respects (without duplication of any materiality qualifiers contained therein);

(x)
Delivery and execution of each of the Financing Documents containing the terms set forth in this Commitment Letter (or, if not set forth in this Commitment Letter, as mutually reasonably acceptable to Agent and Borrower) and, subject to the Certainty of Funds Provisions, all actions necessary to establish that (A) Agent will have a perfected first priority security interest in the property of Holdings, Borrower and their direct and indirect domestic Subsidiaries shall have been taken and (B) the PC Collateral Requirements have been satisfied, in each case to the extent required pursuant to the section titled “Security Interest/Ranking”;

(xi)
Agent shall have received all documentation and other information regarding Holdings, Borrower and their direct and indirect Subsidiaries required under OFAC, Patriot Act and other applicable anti-money laundering and “know your customer” rules and regulations as well as, to the extent requested by Agent and if applicable, such forms and information required by the U.S. Small Business Administration, including, without limitation, SBA Forms 480 and 652;

	(xii)	Compliance with the Information Covenant in all material respects;
	(xiii)	The payment of all fees and expenses required under the Commitment Letter and Fee Letter to be paid on the Closing Date; and
(xiv)
Agent shall be satisfied that since December 31, 2011 there has been no Company Material Adverse Effect (as defined in the Approved Merger Agreement without giving effect to any amendment or other modification to such defined term after the date of this Commitment Letter unless agreed to in writing by Agent).

Required Lenders:
Unless only one Lender then exists, two or more Lenders holding greater than 50% of the loan exposure (including unfunded Revolving Loans) under the Facilities (with a Lender and its Affiliates and related funds being deemed a single Lender for purposes hereof).

Board Observation Rights:
Holdings shall allow a senior representative designated by Agent (so long as it is Golub or an Affiliate of Golub) to attend and participate in all meetings of the governing body of Holdings (the “Board Observer”).  Holdings shall (i) give Agent notice of all such meetings, at substantially the same time as furnished to the members of Holdings’ governing body, (ii) provide the Board Observer all notices, documents and information furnished to the members of such governing body, whether at or in anticipation of a meeting or an action by written consent, at the same time furnished to the members of such governing body, (iii) notify the Board Observer and permit the Board Observer to participate by telephone in, emergency meetings of such governing body, (iv) provide the Board Observer copies of the minutes of all such meetings at the time such minutes are furnished to the members of such governing body, and (v) cause regularly-scheduled meetings of such governing body of Holdings to be held no less frequently than three (3) times per year.  Notwithstanding the foregoing, the Board Observer shall not be entitled to receive materials relating to, or be in attendance for any discussions relating to, topics which (i) are subject to attorney client privilege, (ii) present a conflict of interest for the Board Observer, (iii) concern information subject to confidentiality restrictions, (iv) concern financial strategies related to the Lenders or the Loans or (v) relate to compensation discussions.  Agent shall only be entitled to exercise the board observation rights described above to the extent (i) the compliance certificate most recently delivered to Agent and Lenders pursuant to the terms of the Financing Documents evidences a Total Leverage ratio greater than 3.25x or (ii) Borrower is in breach of its reporting covenant relating to financial statements and compliance certificates.  Borrower agrees to reimburse Agent for all reasonable out-of-pocket expenses incurred by the Agent representative in connection with his or her attendance at any such meetings.

Governing Law:	The Financing Documents will be governed by and construed in accordance with New York law.
__________________

1 Definitive facilities documentation to clarify that purchases of practice management companies will constitute “Permitted Acquisitions”, whereas purchases of business service rights will constitute “Capital Expenditures”; such provisions are to be mutually acceptable to Sponsor and Agent and negotiated in good faith.

This Summary of Terms and Conditions is intended to summarize certain basic terms of the above described financing should such financing occur.  It is not intended to be a definitive list of all the terms and conditions of such financing or of all the requirements of the Agent and the Lenders in connection therewith; provided that the only conditions precedent to the closing of the Facilities and funding of the initial Loans thereunder shall be as set forth in the section above titled “Other Conditions” .

EXHIBIT A

Excess Cash Flow Calculation

Excess Cash Flow shall be calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.  All references to the financial results of Holdings and its Subsidiaries shall be deemed to include the financial results of each Practice Group (as defined on Exhibit B attached hereto) to the extent that such financial results are required, in conformity with GAAP, to be consolidated with those of Holdings and its Subsidiaries.

Plus:	decreases in Working Capital
Plus:	interest income received in cash for such period to the extent deducted from net income in the calculation of EBITDA
Plus:
extraordinary gains (other than gains, if any, from fees and other amounts received on account of the termination of Management Agreements) for such period which are cash items deducted from net income in the calculation of EBITDA

Less:
Unfinanced Capital Expenditures (other than Unfinanced Capital Expenditures made with Surplus Cash) for such period paid in cash (it being agreed to and understood that Capital Expenditures made with proceeds of Revolving Loans shall be deemed unfinanced)

Less:	increases in Working Capital
Less:	Interest Expense paid in cash for such period, determined in accordance with GAAP
Less:	scheduled principal payments paid in cash in respect of Indebtedness for such period
Less:	extraordinary losses for such period which are cash items added back to net income in the calculation of EBITDA
Less:	voluntary prepayments of the Term Loan during such period
Less:	income taxes paid in cash during such period
Less:
management fees paid in cash to Sponsor under the management services agreement between Sponsor and Holdings and its Subsidiaries during such period to the extent permitted to be paid under the Financing Documents and added back to net income in the calculation of EBITDA

Less:
to the extent added back to net income in the calculation of EBITDA or, if not added back to net income in the calculation of EBITDA, to the extent not otherwise deducted in the computation of EBITDA, amounts paid in cash during such period as the purchase price for Permitted Acquisitions and fees, costs and expenses incurred in connection with Permitted Acquisitions (whether or not consummated), but solely to the extent not financed with the proceeds of Indebtedness (Indebtedness, for this purpose, does not include fundings of Revolving Loans) or proceeds of an issuance of Stock

Less:	clinic closing expenses and losses that are cash items and related to the discontinuation of operations and added back to net income in the calculation of EBITDA during such period
Less:	legal settlement costs paid in cash and added back to net income in the calculation of EBITDA during such period
Less:	opening losses with respect to new vein clinics that are cash items and added back to net income in the calculation of EBITDA during such period
Equals:	Excess Cash Flow

Decrease (increase) in Working Capital, for the purposes of the calculation of Excess Cash Flow, means the following:
	Beg. Of Period2	End of Period
Current assets:	$	$
Less (in each case to the extent included above as current assets):
cash
cash equivalents
debts due from Affiliates
deferred tax assets
Adjusted current assets	$	$
Current liabilities:	$	$
Less (in each case to the extent included above as current liabilities):
current portion of Indebtedness
deferred tax liabilities
Adjusted current liabilities	$	$
Working Capital (adjusted current assets minus adjusted current liabilities)	$	$
Decrease (Increase) in Working Capital (beginning of period minus end of period Working Capital)		$
_____________________

2 If a Permitted Acquisition occurs during a particular measurement period, then the Working Capital at the beginning of such period shall be recalculated by Borrower (in a manner reasonably acceptable to Agent) on a pro forma basis to include Working Capital of the target.

EXHIBIT B

Terms Relating to Negative Covenants and Events of Default

NEGATIVE COVENANTS

Limitation on Liens.  No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following:

a)           any Lien in existence on the date hereof and set forth in a Schedule, including replacement Liens only on the property currently subject to such Liens in connection with the refinancing of the underlying Indebtedness not in violation of the Credit Agreement;

b)           any Lien created under any Financing Document;

c)           Liens for taxes, assessments or other governmental charges, fees, fines or levies which are not past due or remain payable without penalty or are being contested in good faith by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto and in respect of which appropriate reserves have been taken in accordance with GAAP;

d)           carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

e)           Liens consisting of pledges or deposits of money required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (but in no event Liens under ERISA) or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contracts, trade contracts, performance and return of money bonds and other similar obligations or to secure liability to insurance carriers (but in no event to secure debt for borrowed money);

f)           Liens consisting of judgment or judicial attachment liens to the extent the nonpayment of which does not constitute an Event of Default;

g)           easements, covenants, conditions, rights-of-way and other restrictions, defects or other irregularities in title, and other similar encumbrances which do not materially detract from the value of the property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Loan Party or any Subsidiary of any Loan Party;

h)           purchase money Liens related to Indebtedness permitted under clause (d) of the Indebtedness covenant; provided that such Lien attaches solely to the property so acquired in such transaction and the proceeds thereof concurrently with or within sixty (60) days after the acquisition thereof, and the principal amount of the debt secured thereby does not exceed 100% of the cost of such property plus fees, costs, expenses and other liabilities incurred in connection with the acquisition of such property;

i)           Liens securing Capital Lease Obligations permitted under clause (d) of the Indebtedness covenant;

j)           any interest or title of a lessor or sublessor or licensor or sublicensor under any lease or license not prohibited by the Credit Agreement;

k)           Liens arising from precautionary uniform commercial code financing statements filed under any operating lease not prohibited by the Credit Agreement;

l)           licenses and sublicenses granted by (if by, then on a non-exclusive basis except to a Loan Party other than Holdings) or to a Loan Party or any Subsidiary of a Loan Party and leases and subleases (by a Loan Party or any Subsidiary of a Loan Party as lessor or sublessor) to third parties in the ordinary course of business not interfering in any material respect with the business of the Loan Parties or any of their Subsidiaries;

m)           Liens in favor of a bank, intermediary or other depository institution arising as a matter of law encumbering deposits;

n)           Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

o)           zoning, building codes and other land use laws regulating the use or occupancy of real estate or the activities conducted thereon;

p)           Liens attaching solely to cash earnest money deposits in connection with Investments and acquisitions of property permitted under the Credit Agreement;
q)           Liens on property which is the subject of an unconsummated asset purchase agreement in connection with a disposition permitted under the Credit Agreement, which Liens secure the obligation of a Loan Party or any Subsidiary of a Loan Party under such agreement;

r)           Liens consisting of prepayments and security deposits in connection with leases, subleases, licenses, sublicenses, use and occupancy agreements, utility services and similar transactions entered into by the applicable Loan Party or Subsidiary of a Loan Party in the ordinary course of business and not, in any event, required as a result of a breach of a contractual obligation by such Loan Party or Subsidiary;

s)           Liens securing Indebtedness consisting of unpaid insurance premiums owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business, which such Liens attach solely to the insurance policies being financed;

t)           Liens securing Indebtedness of a target existing at the time the target is acquired pursuant to a Permitted Acquisition or Indebtedness assumed by a Loan Party or one of its Subsidiaries in respect of assets acquired by such person pursuant to a Permitted Acquisition; provided that such Indebtedness is otherwise permitted under the Credit Agreement, such Liens attach solely to the assets of such target of such Permitted Acquisition or the assets acquired in such Permitted Acquisition and such Liens and Indebtedness were not created in contemplation of such Permitted Acquisition;

u)           Liens in favor of Shady Grove Fertility Reproductive Science Center, P.C. with respect to the Excluded Cash; and

v)           other Liens not described above, provided, that the aggregate outstanding amount of the obligations secured thereby does not exceed $500,000 at any time outstanding.

Disposition of Assets.  No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of any property, except:

a)           sales of inventory in the ordinary course of business;

b)           dispositions of equipment that is worn-out, surplus, obsolete, or no longer used or useful in the conduct of such person’s business;

c)           licenses or sublicenses of intellectual property on a non-exclusive basis (unless to another Loan Party other than Holdings) in the ordinary course of business, including, without limitation, a grant by a Loan Party or Subsidiary of a Loan Party to any Practice Group of a revocable, non-exclusive and non-assignable license to use service names, trademark names and/or logos of such Loan Party or Subsidiary in accordance with the applicable Management Agreements;

d)           the abandonment or other disposition of intellectual property either where such intellectual property is no longer material to the business of the applicable Loan Party or Subsidiary of a Loan Party or in the ordinary course of business;

e)           dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the net cash proceeds of such disposition is made if and to the extent required by the Credit Agreement; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than 75% of the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate fair market value of all assets so sold by the Loan Parties and their Subsidiaries, together, shall not exceed in any fiscal year $1,000,000;

f)           dispositions of cash and Cash Equivalents in the ordinary course of business;

g)           to the extent constituting a disposition, Liens permitted under the Liens covenant, Investments permitted under the Investments covenant, Restricted Payments permitted under the Restricted Payments covenant and consolidations and mergers permitted under the Consolidations and Mergers covenant;

h)           sales, discounting, or other disposition of past-due accounts receivable or promissory notes in respect thereof, with or without recourse, for the purpose of collection in the ordinary course of business (but excluding, in any event, factoring arrangements);

i)           dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party or any Subsidiary; provided the proceeds thereof are applied in accordance with the mandatory prepayment provisions of the Credit Agreement;

j)           dispositions (i) between Loan Parties (other than to Holdings and except that Borrower shall not be entitled to dispose of a material portion of its assets), (ii) from a Subsidiary that is not a Loan Party to a Loan Party or to another Subsidiary that is not a Loan Party and (iii) from a Loan Party to a Subsidiary that is not a Loan Party so long as the fair market value of property disposed of pursuant to this clause (iii) does not exceed $1,000,000 in the aggregate during the term of the Credit Agreement;

k)           [Intentionally Omitted];

l)           the lease or sublease of real estate (i) in the ordinary course of business or (ii) for a price not less than fair market value and without interfering in any material respect with the ordinary conduct of the businesses of any Loan Party or any Subsidiary of any Loan Party;

m)           leases or subleases of personal property granted to third parties in the ordinary course of business not interfering in any material respect with the business of the Loan Parties or any of their Subsidiaries;

n)           dispositions of assets used or generated by a Practice Group to a Practice Group, including, without limitation, business service rights, receivables previously purchased by a Loan Party, leaseholds and equipment, in each case in connection with (1) the termination of the applicable Management Agreement, or (2) a breach of the terms of the applicable Management Agreement or related contractual obligations by any party thereto; provided, that the proceeds thereof are applied in accordance with the mandatory prepayment provisions of the Credit Agreement; and

o)           a Loan Party or any Subsidiary of a Loan Party may, other than in connection with a transaction described in the immediately preceding clause (n), sell to a Practice Group any of the fixed assets utilized directly by a Practice Group in the operation of such Practice Group’s medical practice or business; provided, that such sale is required pursuant to, and the purchase price of such assets is determined in accordance with, the applicable Management Agreement, and the proceeds thereof are applied in accordance with the mandatory prepayment provisions of the Credit Agreement.

Consolidations and Mergers.  No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, merge, consolidate or otherwise combine with or into, or convey, transfer, lease or otherwise dispose of all or substantially all of its assets to or in favor of any person, except a merger to effectuate a Permitted Acquisition (so long as Borrower shall be the surviving entity or, if Borrower is not a party to such transaction, the party surviving such transaction is or concurrently becomes a Loan Party) and except any Subsidiary of Borrower may merge or consolidate with, convey, transfer, lease or otherwise dispose of all or substantially all of its assets to, or dissolve or liquidate into, Borrower or a Subsidiary of Borrower, provided, that, if such Subsidiary is a Loan Party, Borrower or another Loan Party shall be the continuing or surviving entity (it being understood and agreed that in any such transaction involving Borrower, Borrower shall be the surviving entity) and all actions reasonably required by Agent, including actions required to maintain perfected Liens on collateral in favor of Agent, shall have been completed.

Loans and Investments.  No Loan Party shall and no Loan Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire any Stock or debt or other equity securities of, or any obligations or other securities of, or any other interest in, any person, including the establishment or creation of any Subsidiary or Practice Group, (ii) make any acquisitions of all or substantially all of the assets of another person, or of any business or division of any person, including, without limitation, by way of merger, consolidation or other combination or (iii) make or purchase any advance, loan, extension of credit or capital contribution to or any other investment in, any person including any other Loan Party, any Affiliate of a Loan Party or any Subsidiary of a Loan Party (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

a)           Investments in cash and Cash Equivalents;

b)           Investments by any Loan Party to or in any other Loan Party (other than to or in Holdings unless expressly permitted by the Credit Agreement, and provided that Holdings shall only be permitted to make equity investments in Borrower);

c)           loans and advances to employees, directors and officers of the Loan Parties and their Subsidiaries in the ordinary course of business not to exceed $250,000 in the aggregate at any time outstanding;

d)           Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to the Dispositions of Assets covenant;

e)           Investments in the ordinary course of business (i) acquired in connection with the settlement of delinquent accounts receivable or in connection with the bankruptcy or reorganization of suppliers or customers or (ii) consisting of extensions of credit in the nature of accounts receivable, notes receivable or similar Investments arising from the grant of trade credit in the ordinary course of business;

f)           Investments consisting of non-cash loans made by Holdings to officers, directors and employees of a Loan Party which are used by such persons to purchase simultaneously Stock or stock equivalents of Holdings;

g)           Investments existing on the Closing Date and set forth on a Schedule ;

h)           Permitted Acquisitions;

i)           to the extent constituting an Investment, Capital Expenditures permitted under the Credit Agreement;
j)           to the extent constituting Investments, pledges and deposits in the ordinary course of business to the extent permitted by the Liens covenant;

k)           Investments by a Loan Party or any Subsidiary of a Loan Party in interest rate protection contracts entered into in the ordinary course of business for bona fide hedging purposes and not for speculation;

l)           Investments in deposit accounts and securities accounts opened in the ordinary course of business and in compliance with the terms of the Credit Agreement;

m)           to the extent constituting Investments, Restricted Payments permitted under the Restricted Payments covenant and Indebtedness permitted under the Indebtedness covenant;

n)           minority equity Investments by a Loan Party (other than Holdings) or any Subsidiary of a Loan Party in joint ventures or partnerships, and loans and advances to any such joint ventures or partnerships, in an aggregate amount actually invested, loaned or advanced not to exceed $250,000 at any one time;

o)           loans or advances by a Loan Party or any Subsidiary of a Loan Party to any Practice Group; provided, however, that the aggregate principal amount of all such loans and advances to all Practice Groups permitted pursuant to this clause shall not exceed $1,000,000 at any one time outstanding;

p)           advances made by a Loan Party or any Subsidiary of a Loan Party to any Practice Group pursuant to the Management Agreement to which such Loan Party or Subsidiary and such Practice Group is a party; provided that (A) the proceeds of such advances are applied to pay operating expenses incurred by such Practice Group in the ordinary course of business and (B) such advances are repaid to such Loan Party or such Subsidiary in accordance with the terms of such Management Agreement;

q)           purchases by a Loan Party of accounts receivable pursuant to Management Agreements to which such Loan Party is party in the ordinary course of business and consistent with past practice;

r)           Investments in the Captive Insurance Company made after the Closing Date in an amount not to exceed $250,000 per fiscal year; and

s)           other Investments not to exceed $1,000,000 in the aggregate at any time outstanding.

Limitation on Indebtedness.  No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

a)           the Obligations under the Financing Documents;

b)           Indebtedness consisting of guarantees of obligations of any Loan Party (other than Holdings), which obligations are otherwise permitted under the Credit Agreement;

c)           Indebtedness existing on the Closing Date set forth in a Schedule and Refinancing Indebtedness in respect thereof;

d)           Indebtedness not to exceed $1,500,000, plus any unpaid capitalized interest, fees, expenses, and/or premiums accrued thereon, in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by purchase money Liens permitted under the Liens covenant, and Refinancing Indebtedness in respect thereof;

e)           Indebtedness for bank netting services, overdrafts or returned items incurred in the ordinary course of business that are promptly repaid;

f)           unsecured Indebtedness owing to banks or other financial institutions under credit cards issued to officers and employees of the Loan Parties, their Subsidiaries and the Practice Groups for, and constituting, business-related expenses in the ordinary course of business; provided, such Indebtedness is extinguished within ninety (90) days after the incurrence thereof and the aggregate amount of such Indebtedness outstanding at any one time with respect to officers and employees of the Practice Groups shall not exceed $2,000,000;

g)           Indebtedness of a target existing at the time the target becomes a Subsidiary of Borrower (or is merged into or consolidated with a Loan Party (other than Holdings)) pursuant to a Permitted Acquisition or Indebtedness assumed by Borrower or its Subsidiaries in respect of assets acquired by such person pursuant to a Permitted Acquisition, but only to the extent that such Indebtedness (i) existed at the time such Permitted Acquisition was consummated and was not incurred in connection with, as a result of, or in contemplation of, such Permitted Acquisition, (ii) to the extent secured, is only secured by property acquired in connection with such Permitted Acquisition and (iii) no Loan Party or any Subsidiary of a Loan Party (other than the target which was acquired or the Loan Party or Subsidiary of a Loan Party which acquired the assets of the target) has guaranteed or granted any Lien as security for the repayment of or otherwise incurred any obligation or liability in respect of such Indebtedness; provided, that (x) no Default or Event of Default shall have occurred and be continuing at the time such Indebtedness is incurred and immediately after giving effect thereto and (y) after giving effect to the incurrence of such Indebtedness, the Loan Parties and their Subsidiaries are in compliance on a pro forma basis with the financial covenants set forth in the Credit Agreement, recomputed for the most recent fiscal quarter for which financial statements have been delivered to Agent and Lenders pursuant to the terms of the Credit Agreement;

h)           Indebtedness consisting of unpaid insurance premiums owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;

i)           to the extent constituting Indebtedness, the obligations to make purchase price adjustments and indemnities pursuant to and in accordance with any (A) acquisition agreements with respect to a Permitted Acquisition and (B) any documents with respect to any Investment permitted under the Investments covenant;

j)           Indebtedness consisting of interest rate protection contracts to the extent permitted under the Investments covenant;

k)           unsecured Indebtedness, issued on such terms, and subject to subordination terms and conditions, in each case reasonably acceptable to Agent, consisting of promissory notes issued by Holdings to current or future officers, directors and employees (or their estates, spouses or former spouses) of any Loan Party or any Subsidiary thereof issued to purchase or redeem equity interests of Holdings to the extent permitted under the Restricted Payment covenant (such promissory notes, the “Redemption Notes”);

l)           Indebtedness consisting of intercompany loans or advances permitted under clause (b) of the Loans and Investments negative covenant;

m)           unsecured earn-outs and similar deferred payment obligations incurred in connection with a Permitted Acquisition to the extent (i) the aggregate maximum amount that could be paid under all such earn-outs and similar deferred payment obligations in existence at any one time (assuming satisfaction of all payment criteria in connection therewith to the maximum extent), shall not exceed $5,000,000 and (ii) such Indebtedness is subject to subordination terms and conditions in each case reasonably acceptable to Agent (including, without limitation, the condition that no such Indebtedness is paid while any Event of Default has occurred and is continuing or would arise after giving effect thereto);

n)           provided same is repaid in full in accordance with the terms of this Agreement within two (2) Business Days of the Closing Date, the Sponsor Bridge Loan; and

o)           other unsecured Indebtedness of any Loan Party not exceeding in the aggregate at any time outstanding $1,000,000.

Transactions with Affiliates.  No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of a Loan Party or of any such Subsidiary, except:

a)           (i) any transaction expressly permitted by the Credit Agreement, including, without limitation, permitted by the Restricted Payments covenant, or (ii) any transaction between or among Loan Parties, to the extent not otherwise expressly prohibited by any other provision of the Financing Documents;

b)           pursuant to the reasonable requirements of the business of such Loan Party or such Subsidiary upon fair and reasonable terms no less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a person not an Affiliate of a Loan Party or such Subsidiary and, if such transaction involves payments from the Loan Parties or any of their Subsidiaries to such Affiliate in excess of $1,000,000 per fiscal year, such transaction shall have been disclosed to Agent in writing;

c)           transactions with Practice Groups pursuant to Management Agreements; and

d)           any other transaction set forth on a Schedule.

Restricted Payments.  No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, make any Restricted Payment (for the avoidance of doubt, working capital and similar purchase price adjustments in connection with a Permitted Acquisition shall not constitute Restricted Payments hereunder), except that:

a)           any wholly-owned Subsidiary of Borrower may declare and pay dividends to Borrower or any other wholly-owned Subsidiary of Borrower and any Loan Party and any Subsidiary thereof may declare and make dividend payments or other distributions payable solely in its Stock or stock equivalents;

b)           Borrower may make (and the other Loan Parties (other than Holdings) may make distributions to allow Borrower to make) distributions to Holdings which are promptly used by Holdings to either redeem from any present or former officers, directors and employees (or the estate, heirs or current or former spouses thereof) Stock and stock equivalents upon the death, disability, or termination of employment of such officer, director or employee or make a payment on account of a Redemption Note made in accordance with the subordination terms governing same; provided, that all of the following conditions are satisfied:

(i)           no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;

(ii)           the aggregate amount of such Restricted Payments permitted during the term of the Credit Agreement shall not exceed $2,500,000 plus the aggregate amount of net cash proceeds obtained by the Loan Parties from the sale of Stock and stock equivalents issued by Holdings to the extent not otherwise required to be used to make a mandatory prepayment of the Loans;

(iii)           after giving effect to the making of such Restricted Payment, the Loan Parties and their Subsidiaries are in compliance on a pro forma basis with the financial covenants set forth in the Credit Agreement, recomputed for the most recent fiscal quarter for which financial statements have been delivered to Agent and Lenders pursuant to the terms of the Credit Agreement; and

(iv)           after giving effect to the making of such Restricted Payment, there is no less than $2,500,000 of borrowing availability under the Revolving Loan Facility;

c)           the Loan Parties may pay (and the Loan Parties (other than Holdings) may make distributions to the extent necessary to allow Holdings to pay), as and when due and payable, (i) with respect to subordinated Indebtedness, such payments of scheduled interest as permitted by the subordination terms that are reasonably acceptable to Agent, (ii) taxes and other governmental charges payable by and imposed upon Holdings and attributable to the operations of Borrower and its Subsidiaries, and (iii) operating expenses of Holdings and other general administrative costs and expenses of Holdings (including, without limitation, director and officer insurance premiums and indemnification obligations) incurred in the ordinary course of business; provided that the aggregate amount of all Restricted Payments made in reliance on this clause (iii) (other than audit fees and expenses) shall not exceed $250,000 in any fiscal year;

d)           payment of reasonable compensation to officers for actual services rendered to the Loan Parties and their Subsidiaries in the ordinary course of business;

e)           payment of customary fees for directors that are not officers, directors, partners, members, managers or Affiliates of Sponsor or the Loan Parties or one of their Affiliates and the reimbursement of reasonable actual out-of-pocket expenses of any directors incurred in connection with attending board of director meetings; provided, that for purposes of this clause (e), a director shall not be considered an “Affiliate” of the Loan Parties solely by virtue of his or her being a director of a Loan Party;

f)           so long as no Event of Default exists or will occur immediately after giving the effect to all or a portion of the payment thereof, payment of management fees under the management services agreement to Sponsor and/or its Affiliates not to exceed the greater of (a) $1,500,000 and (b) 6.5% of Adjusted EBITDA for the trailing 12 month period determined at the end of the applicable fiscal quarter then ended, payable in equal quarterly installments, in arrears; provided, that (i) to the extent the payment thereof is prohibited or otherwise not made, such amounts shall continue to accrue and shall be payable (each, a “Catch-up Payment”) at such time as all of the following conditions are satisfied:  (A) no Event of Default exists or would occur immediately after giving effect to the payment thereof, (B) after giving effect to the making of such Catch-up Payment, the Loan Parties and their Subsidiaries are in compliance on a pro forma basis with the financial covenants set forth in the Credit Agreement, recomputed for the most recent fiscal quarter for which financial statements have been delivered to Agent and Lenders pursuant to the terms of the Credit Agreement, and (C) after giving effect to the making of such Catch-up Payment, there is no less than $2,500,000 of borrowing availability under the Revolving Loan Facility and (ii) such Catch-up Payments made in accordance with the immediately preceding clause (i) shall be permitted notwithstanding the limitation set forth above in any fiscal year;

g)           payment to Sponsor and/or its Affiliates for reimbursement of reasonable out-of-pocket costs and expenses as required under the management services agreement; and

h)           the repayment in full of the Sponsor Bridge Loan within two (2) Business Days of the Closing Date; provided such repayment is made solely with cash on hand at the Borrower and its Subsidiaries as of the Closing Date (exclusive of the Excluded Cash).

EVENTS OF DEFAULT

•
Three (3) Business Day grace period for failure to pay interest on any loan, any fee or any other amount payable under the Financing Documents (failure to pay principal and reimburse draws under letters of credit to have no grace period).

•
Other than breaches of the negative covenants, financial covenants, Fee Letter and affirmative covenants relating to use of loan proceeds, maintenance of existence and assets, maintenance of insurance, access to properties, facilities, advisors and employees and post-closing obligations (failure to comply therewith to have no grace period), if any Loan Party or Subsidiary of any Loan Party fails to perform or observe any covenant or agreement contained in the Financing Documents, it shall not be an Event of Default unless such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which an officer of any Loan Party has knowledge of such default and (ii) the date upon which written notice thereof is given to Borrower by Agent or Required Lenders; provided that if any Loan Party or Subsidiary of any Loan Party fails to perform or observe any reporting covenant contained in the Financing Documents, it shall not be an Event of Default unless such default shall continue unremedied for a period of five (5) days after the earlier to occur of (i) the date upon which an officer of any Loan Party has knowledge of such default and (ii) the date upon which written notice thereof is given to Borrower by Agent or Required Lenders.

•	Material indebtedness cross-default of $750,000 or greater.

•	Litigation event of default threshold of $750,000 (excluding amounts covered by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor).

DEFINITIONS

Capitalized terms defined elsewhere in the Commitment Letter or Fee Letter or any Exhibit  thereto shall have the same meanings when used herein.  The following terms shall have the meanings set forth below:

Captive Insurance Company shall mean Assisted Reproductive Technology Insurance Company.

Cash Equivalents shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition ("Government Obligations"), (b) Dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $300,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A 1 or the equivalent thereof or from Moody's is at least P 1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than three hundred sixty-four (364) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A 1 (or equivalent thereof) or better by S&P or P 1 (or the equivalent thereof) or better by Moody's and maturing within six (6) months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States of America or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (f) auction preferred Stock rated in the highest short-term credit rating category by S&P or Moody's, and (g) shares of any money market mutual fund or similar fund of which at least 95% of its investments are in assets satisfying any of the requirements of clauses (a) through (f) of this definition.

Lien shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, security deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

Loan Party shall mean the Borrower and each Guarantor.

Management Agreement shall mean (a) a management agreement, service agreement or other similar agreement, together with any security agreement, entered into between any Loan Party and a Practice Group pursuant to which such Loan Party provides management and administrative services to such Practice Group and furnishes such Practice Group with facilities, equipment, personnel and supplies, and (b) shall also include any sub-management agreement, if any, entered into between any Loan Party pursuant to which such Loan Party provides any or all of such management and administrative services contemplated by the underlying Management Agreement with the Practice Group(s) to which it relates, and (c) shall also include all  Management Agreements existing on the Closing Date, in each case as each may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

Obligations shall mean all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Loan Party or any of its Subsidiaries to Agent, any L/C Issuer in respect of letter of credit obligations incurred pursuant to the terms of the Financing Documents, any eligible hedge counterparty (solely with respect to hedge agreements permitted under the Credit Agreement entered into with Agent or a Lender or an Affiliate thereof) or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, in all cases, to the extent arising under the Credit Agreement, any of the other Financing Documents or, in the case of an eligible hedge counterparty, the applicable hedge agreement.  This term includes all principal, interest (including all interest which accrues after the commencement of any case or proceeding in bankruptcy, or for the reorganization of any Loan Party, whether or not allowed in such proceeding), letter of credit reimbursement obligations, fees, charges, expenses, reasonable attorneys' fees and any other sum chargeable to any Loan Party or any of its Subsidiaries under the Credit Agreement or any of the other Financing Documents.

Practice Group shall mean one or more physicians or a professional corporation or professional association or other legal entity owned by one or more physicians, or a hospital, or a medical center, in each case which is party to a Management Agreement.

Refinancing Indebtedness shall mean refinancings, renewals, or extensions of Indebtedness so long as:  (a) the terms and conditions of such refinancings, renewals, or extensions (taken as a whole) are not, in the Agent's reasonable judgment, materially more onerous to the Loan Parties or their Subsidiaries taken as a whole than the terms and conditions of the Indebtedness being refinanced, (b) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended (other than attributable to the accretion of original issue discount, interest, capitalization of interest or payment premiums in respect of the Indebtedness being re-financed and costs and expenses related thereto), (c) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, (d) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to any of the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lenders and Agent as those that were applicable to the refinanced, renewed, or extended Indebtedness, (e) if the Indebtedness that is refinanced, renewed or extended is unsecured, then the refinancing, renewal or extension Indebtedness must also be unsecured and (f) the refinancing, renewal or extension is non-recourse to any Loan Party or Subsidiary of a Loan Party other than any Loan Party or Subsidiary of a Loan Party which was obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

Schedule shall mean a reference to a Schedule to the Credit Agreement corresponding to an applicable Section or subsection set forth herein.

Subsidiary shall mean, with respect to any person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the governing body of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such person and/or one or more Subsidiaries of such person, or with respect to which any such person has the right to vote or designate the vote of more than fifty percent (50%) of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such person and/or one or more Subsidiaries of such person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such person is a general partner or may exercise the powers of a general partner.

EXHIBIT C

Financial Covenant Calculations

All financial covenants shall be calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.  All references to the financial results of Holdings and its Subsidiaries shall be deemed to include the financial results of each Practice Group (as defined on Exhibit B attached hereto) to the extent that such financial results are required, in conformity with GAAP, to be consolidated with those of Holdings and its Subsidiaries.

1.	Minimum Fixed Charge Coverage Ratio

Fixed Charge Coverage Ratio for the applicable Measurement Period is defined as follows:

Interest expense of Holdings and its Subsidiaries determined in accordance with GAAP (and in any event inclusive of interest expense with respect to Indebtedness of Holdings and its Subsidiaries) paid or required to be paid in cash for the Measurement Period (“Interest Expense”)

	Plus:	Any income taxes paid or payable in cash for the Measurement Period
	Plus:	Management fees paid in cash under the management services agreement between Sponsor and Holdings and its Subsidiaries during the Measurement Period
	Plus:	Scheduled payments of principal for the Measurement Period with respect to all Indebtedness
Plus:
Without duplication, Restricted Payments made by Holdings and its Subsidiaries during the Measurement Period other than those described in clauses (a), (c)(iii), (d), (e), (f), (g) and (h) of the Restricted Payments negative covenant set forth on Exhibit B attached hereto

	Equals:	Fixed Charges3

EBITDA for the Measurement Period
	Less:	Unfinanced Maintenance Capital Expenditures for tthe Measurement Period4
	Equals:	Operating Cash Flow
Fixed Charge Coverage Ratio (ratio of Operating Cash Flow to Fixed Charges) for the Measurement Period
II.	Total Leverage Ratio

Total Funded Debt for the applicable Measurement Period is defined as follows:

Aggregate principal balance of all Loans as of the last day of the Measurement Period

	Plus:	Aggregate face amount of all letters of credit and unreimbursed draws under letters of credit as of the last day of the Measurement Period
	Plus:	Aggregate amount of all Capital Lease Obligations outstanding on the last day of the Measurement Period
	Plus:	Amount of earn-outs and similar payment obligations in existence as of the last day of the Measurement Period to the extent considered a liability for GAAP purposes
Plus:
Without duplication, outstanding principal balance of all other Indebtedness of Holdings and its Subsidiaries as of the last day of the Measurement Period (including interest which has been capitalized or paid-in-kind, but excluding earn-outs and similar deferred payment obligations and Indebtedness of the kinds specifically described in clauses (d), (f), (g), (h) and (i) of the definition thereof)

	Equals:	Total Funded Debt
EBITDA for the Measurement Period
	Plus:	Pro Forma EBITDA for the Measurement Period for each Permitted Acquisition Permitted Acquisition #1: ____________ Permitted Acquisition #2: ____________ [additional line items, as applicable]
	Equals:	Adjusted EBITDA

Total Leverage Ratio (ratio of Total Funded Debt to Adjusted EBITDA for the Measurement Period)
III.	Maximum Capital Expenditures; Unfinanced Capital Expenditures and Unfinanced Maintenance Capital Expenditures
Capital Expenditures for the Measurement Period are defined as follows:5

Expenditures (by the expenditure of cash or the incurrence of Indebtedness) during the Measurement Period by Holdings and its Subsidiaries that are required to be capitalized under GAAP and including, without limitation, purchases of business service rights and PP&E for new Practice Groups and expenditures in support of new vein clinics that are required to be capitalized under GAAP

	Less:	Expenditures included above made by way of a reinvestment of asset disposition, insurance casualty or Condemnation Event proceeds permitted pursuant to the terms of the Credit Agreement
	Less:	Expenditures included above constituting the purchase price paid in connection with a Permitted Acquisition
Less:
Expenditures included above made by way of a reinvestment of fees and other amounts received on account of the termination of Management Agreements and not required to be used to prepay the Loans pursuant to the terms of the Credit Agreement

	Less:	Expenditures included above financed with the proceeds of an issuance of Stock not required to be used to prepay the Loans pursuant to the terms of the Credit Agreement

	Equals:	Capital Expenditures
	Less:	Portion of Capital Expenditures financed during the Measurement Period under Capital Leases or other Indebtedness (Indebtedness, for this purpose, does not include fundings of Revolving Loans)
	Equals:	Unfinanced Capital Expenditures (used in the calculation of Excess Cash Flow) for the Measurement Period
Less:
Portion of Unfinanced Capital Expenditures that are comprised of (i) purchases of business service rights and PP&E for new Practice Groups, and (ii) Capital Expenditures  in support of new vein clinics)

	Equals:	Unfinanced Maintenance Capital Expenditures (used in the calculation of Fixed Charge Coverage Ratio) for the Measurement Period

IV.	Calculation of EBIDTA
EBITDA for the applicable Measurement Period is defined as follows:

Consolidated net income (or loss) for the Measurement Period of Holdings and its Subsidiaries, but excluding:  (1) the income (or deficit) of any person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, Holdings or any of its Subsidiaries; (2) the income (or deficit) of any person (other than a Subsidiary of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent any such income has actually been received by Holdings or such Subsidiary in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary (including without limitation any foreign Subsidiary) of Holdings and its Subsidiaries to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation, requirement of law or other legal restriction applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up or write-down of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain or loss arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of Holdings or any of its Subsidiaries, (8) in the case of a successor to Holdings or any of its Subsidiaries by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of Holdings at the date of acquisition of such Subsidiary over the cost to the parent of such Subsidiary of the investment in such Subsidiary

	Plus:	Any provision for income taxes deducted in the determination of consolidated net income for the Measurement Period
	Plus:	Interest expense deducted in the determination of consolidated net income for the Measurement Period
	Plus:	Amortization and depreciation deducted in the determination of consolidated net income for the Measurement Period
Plus:
Other non-cash losses or expenses deducted in the determination of consolidated net income for the Measurement Period, excluding any non-cash loss or expense that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period

Plus:
Management fees under the management services agreement between Sponsor and Holdings and its Subsidiaries not in excess of amounts permitted to be paid pursuant to the terms of the Credit Agreement and deducted in the determination of consolidated net income for the Measurement Period

Plus:
Expenses deducted in the determination of consolidated net income during the Measurement Period that are actually reimbursed in cash by a third party (and not Holdings, one of its Subsidiaries or one of their Affiliates) during such Measurement Period

Plus:
Reasonable expenses and fees deducted in the determination of consolidated net income and incurred during the Measurement Period in connection with the negotiation, execution and delivery on the Closing Date of the Financing Documents and the related transactions documents not exceeding a to-be-determined amount

	Plus:	Extraordinary losses deducted in the determination of consolidated net income during the Measurement Period
Plus:
The amount of any non-cash deduction to consolidated net income during the Measurement Period as the result of any grant to any members of the management of Holdings and its Subsidiaries of any Stock so long as the same is not reasonably likely to result in a cash expenditure in a future period

Plus:
Opening losses with respect to new vein clinics deducted in the determination of consolidated net income for the Measurement Period to the extent all of the following conditions are satisfied:  (i) such losses relate solely to new vein clinics that have not been operating for more than 18 months at the end of any quarter included in the applicable Measurement Period and (ii) with respect to each such vein clinic that had losses eligible for inclusion in this line item for the relevant period, the amount added back to consolidated net income for the applicable Measurement Period pursuant to this line item shall not exceed an amount equal to $300,000 per such vein clinic per such quarter included in the applicable Measurement Period (with only the excess over this quarterly limit per clinic being excluded)

Plus:
Clinic closing expenses and losses related to the discontinuation of operations, in each case deducted in the determination of consolidated net income during the Measurement Period but not to exceed $1,000,000 during any Measurement Period

Plus:
Legal settlement costs deducted in the determination of consolidated net income during the Measurement Period but not to exceed $2,500,000 (net of any insurance proceeds related to such costs) during the term of the Credit Agreement

Plus:
Reasonable fees, costs and expenses incurred in connection with Permitted Acquisitions (whether or not consummated) deducted in the determination of consolidated net income during the Measurement Period, not to exceed $1,000,000 in the aggregate during any fiscal year

Less:
the sum of (1) any benefit, including income tax credits, from income taxes, (2) interest income, (3) extraordinary gains for such period, (4) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by Holdings or one of its Subsidiaries (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (5) any other non-cash income or gains, in each case with respect to the preceding clauses (1) through (5), to the extent included or added in the calculation of consolidated net income for the Measurement Period in accordance with GAAP, but without duplication

Less:
solely for purposes of computing EBITDA to be used in the calculation of the financial covenants under the Credit Agreement (and not for purposes of computing Excess Cash Flow), the amount of positive EBITDA of direct and indirect foreign Subsidiaries of Holdings to the extent such amount exceeds 20% of the EBITDA of Holdings and its Subsidiaries as a whole for such Measurement Period (the deduction pursuant to this line item to be limited to the amount of such excess)

EBITDA for the Measurement Period6

_________________________________

3 For purposes of calculating the Fixed Charge Coverage Ratio for any Measurement Periods ending prior to September 30, 2013, Fixed Charges for each such Measurement Period shall be calculated as follows:

(i)       Interest Expense and income taxes shall be calculated by taking the amounts of such items for the period from the Closing Date through the last day of the Measurement Period and multiplying such amount by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the last day of the applicable Measurement Period;

(ii)       management fees shall be calculated as the actual amount of management fees paid in cash for the period from the Closing Date through the last day of the Measurement Period and multiplying such amount by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the last day of the applicable Measurement Period;

(iii)       scheduled payments of principal shall be deemed to be $900,000 with respect to the Term Loan and scheduled payments of principal on all other Indebtedness shall be calculated as the actual amount thereof paid on and after the Closing Date; and

(iv)       Restricted Payments shall be calculated as the actual amount of such Restricted Payments paid on and after the Closing Date (after giving effect to the exceptions set forth above in the calculation of “Fixed Charges”).

4 For purposes of calculating Unfinanced Maintenance Capital Expenditures for any Measurement Period ending on or prior to September 30, 2013 for use in the calculation of the Fixed Charge Coverage Ratio, Unfinanced Maintenance Capital Expenditures for such Measurement Period shall equal the sum of (i) Unfinanced Maintenance Capital Expenditures for the period commencing on the Closing Date and ending on the last day of such Measurement Period, plus (ii) the sum of the respective amounts as set forth below for each of the full calendar quarters (or other periods) occurring prior to the Closing Date and included in such Measurement Period:

Period	Pre-Closing Unfinanced Maintenance Capital Expenditures

Quarter ended September 30, 2011	$1,670,000
Quarter ended December 31, 2011	$ 450,000
Quarter ended March 31, 2012	$2,150,000
April 2012, May 2012 and each other month or portion thereof thereafter to Closing Date
Unfinanced Maintenance Capital Expenditures of Holdings and its Subsidiaries computed on a basis consistent with the determination of Pre-Closing Unfinanced Maintenance Capital Expenditures for the periods above

5Definitive facilities documentation to clarify that purchases of practice management companies will constitute “Permitted Acquisitions”, whereas purchases of business service rights will constitute “Capital Expenditures”; such provisions are to be mutually acceptable to Sponsor and Agent and negotiated in good faith.

6 For purposes of calculating EBITDA for any Measurement Period ending on or prior to September 30, 2013 for use in the calculation of the Fixed Charge Coverage Ratio and the Total Leverage Ratio, EBITDA for such Measurement Period shall equal the sum of (i) EBITDA for the period commencing on the Closing Date and ending on the last day of such Measurement Period (as determined in accordance with the calculation above based on financial statements delivered to the Agent in accordance with the Credit Agreement), plus (ii) the sum of the respective amounts as set forth below for each of the full calendar quarters (or other periods) occurring prior to the Closing Date and included in such Measurement Period:

Period	Pre-Closing EBITDA

Quarter ended September 30, 2011 Quarter ended December 31, 2011 Quarter ended March 31, 2012	$6,107,000 $6,469,000 $5,623,000
April 2012, May 2012 and each other month or portion thereof thereafter to Closing Date	EBITDA of Holdings and its Subsidiaries computed on a basis consistent with the determination of Pre-Closing EBITDA for the preceding periods

V.           Definitions – As used herein the following capitalized terms shall have the following meanings:

Affiliate shall mean with respect to any person, (a) each person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such persons, (b) each person that controls, is controlled by or is under common control with such person, and (c) each of such person's executive officers, directors, joint venturers and general partners.  For the purposes of this definition, "control" of a person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that with respect to Holdings and its Subsidiaries the term "Affiliate" shall specifically exclude the Agent and each Lender.

Amended Management Agreement shall mean that certain Management Agreement, dated March 11, 1998, between Shady Grove Fertility Centers, Inc. (as predecessor to IntegraMed) and Levy, Sagoskin and Stillman M.D., P.C. (as predecessor to Shady Grove Fertility Reproductive Science Center, P.C.), as amended by Amendment Nos. 1-10 thereto.

Business Day shall mean shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans shall mean any such day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

Capital Lease shall mean, with respect to any person, any lease of any property (whether real, personal or mixed) by such person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such person.

Capital Lease Obligations shall mean, with respect to any person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

Condemnation Event shall mean any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of any property or assets of a person, or confiscation of such property or assets or the requisition of the use of such property or assets.

Disqualified Stock shall mean any Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than upon a change of control), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than upon a change of control), in whole or in part, on or prior to the date that is ninety (90) days following the latest final scheduled maturity date of the Loans, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in (a) above, in each case at any time on or prior to the date that is ninety (90) days following the latest final scheduled maturity date of the Loans, or (c) is entitled to receive a dividend or distribution (other than for taxes attributable to the operations of the business) prior to the time that the Indebtedness described in clause (j) of the definition thereof are repaid in full and the Credit Agreement terminated, or (d) has the benefit of any covenants or agreements that restrict the payment of any of the Indebtedness described in clause (j) of the definition thereof or that are EBITDA or debt-multiple based (i.e. financial covenants).

Excluded Account shall mean the “Restricted SR Account” as defined in the Amended Management Agreement.

Excluded Cash shall mean the “Restricted SR Funds” as defined in the Amended Management Agreement.

GAAP shall mean generally accepted accounting principles in the United States of America as in effect on the Closing Date, consistently applied.

Indebtedness shall mean without duplication (a) all indebtedness of a person for borrowed money or for the deferred purchase price of property the payment for which is deferred four (4) months or more (including, without limitation, the maximum potential amount of all earn-outs and similar deferred payment obligations regardless of the length of deferral), but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than ninety (90) days unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured (the amount of which shall be determined by reference to the termination cost on the date of determination), (g) all obligations of such person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured (the amount of which shall be determined by reference to the termination cost on the date of determination), (h) all obligations of such person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock in such person or any other person, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (i) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property or other assets (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness; provided that the amount of such Indebtedness under this clause (i) shall be limited to the lesser of (x) such Indebtedness and (y) the fair market value of the applicable property, and (j) the Loans and other obligations, liabilities and indebtedness under the Financing Documents.

Measurement Period shall mean the applicable period being measured pursuant to the terms of the Credit Agreement.

Pro Forma EBITDA shall mean (i) EBITDA attributable to each Permitted Acquisition (with such pro forma adjustments as are reasonably acceptable to Agent based upon data presented to Agent to its reasonable satisfaction) consummated during the Measurement Period calculated solely for a number of months immediately preceding the consummation of the applicable Permitted Acquisition, which number equals twelve (12) minus the number of months following the consummation of the applicable Permitted Acquisition for which financial statements of Holdings and its Subsidiaries have been delivered to Agent pursuant to the terms of the Credit Agreement, and (ii) for purposes of determining compliance with any Permitted Acquisition criteria, EBITDA of the target in the applicable Permitted Acquisition (adjusted with such pro forma adjustments as are reasonably acceptable to Agent based upon data presented to Agent to its reasonable satisfaction) calculated for the twelve (12) months immediately preceding the consummation of the proposed Permitted Acquisition.

Restricted Payments shall mean (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets (other than in the form of common stock) in respect of a person's Stock, (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of a person's Stock or any other payment or distribution made in respect thereof, either directly or indirectly, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other amounts on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Indebtedness subordinated to the Indebtedness described in clause (j) of the definition thereof; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such person now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such person's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; and (f) any payment of management, consulting or similar fees by such person to any Affiliate of such person or to any officer or director of such person or any Affiliate of such person.

Sponsor Bridge Loan shall mean that certain loan from Sponsor to Holdings, in a principal  amount not to exceed the amount necessary to consummate the Acquisition (and in any event not to exceed the amount of unrestricted cash on hand at Borrower and its Subsidiaries on the Closing Date (exclusive of any Excluded Cash)), to be evidenced by an unsecured promissory note from Holdings in favor of Sponsor and repaid in full on or within two (2) Business Days of the Closing Date.

Stock shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

Unrestricted Funds shall mean the “Unrestricted SR Funds” as defined in the Amended Management Agreement.

EXHIBIT D

Financial Covenant Measurement Dates and Levels

I.           Minimum Fixed Charge Coverage Ratio

     Holdings and its Subsidiaries shall have on a consolidated basis, as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio, for the four fiscal quarters then ended, of not less than the following with respect to the fiscal quarter set forth opposite each such ratio below:

Fiscal Quarter End Date	Minimum Ratio

December 31, 2012	1.10 to 1.00

March 31, 2013	1.10 to 1.00
June 30, 2013	1.10 to 1.00
September 30, 2013	1.05 to 1.00
December 31, 2013	1.05 to 1.00

March 31, 2014	1.05 to 1.00
June 30, 2014	1.05 to 1.00
September 30, 2014	1.05 to 1.00
December 31, 2014	1.05 to 1.00

March 31, 2015	1.10 to 1.00
June 30, 2015	1.15 to 1.00
September 30, 2015 and the last day of
each fiscal quarter thereafter	1.25 to 1.00

II.            Total Leverage Ratio

Holdings and its Subsidiaries shall have on a consolidated basis, as of the end of each fiscal quarter, a Total Leverage Ratio, for the four fiscal quarters then ended, of not more than the following with respect to the fiscal quarter set forth opposite each such ratio below:

Fiscal Quarter End Date	Maximum Ratio

December 31, 2012	4.50 to 1.00

March 31, 2013	4.50 to 1.00
June 30, 2013	4.25 to 1.00
September 30, 2013	4.25 to 1.00
December 31, 2013	4.25 to 1.00

March 31, 2014	4.00 to 1.00
June 30, 2014	4.00 to 1.00
September 30, 2014	4.00 to 1.00
December 31, 2014	4.00 to 1.00

March 31, 2015	3.75 to 1.00
June 30, 2015	3.75 to 1.00
September 30, 2015	3.50 to 1.00
December 31, 2015	3.50 to 1.00

March 31, 2016	3.50 to 1.00
June 30, 2016	3.25 to 1.00
September 30, 2016	3.25 to 1.00
December 31, 2016 and the last day of
each fiscal quarter thereafter	3.00 to 1.00

III.           Maximum Capital Expenditures

Holdings and its Subsidiaries on a consolidated basis shall not make Capital Expenditures in any fiscal year in an aggregate amount in excess of $14,000,000; provided, that once such amount is fully expended in any such fiscal year, Holdings and its Subsidiaries shall be permitted to make additional Capital Expenditures in such fiscal year so long as, after giving effect to any such additional Capital Expenditure(s), (i) there is at least $5,000,000 of cash remaining on the balance sheet of Holdings and its Subsidiaries on a consolidated basis, excluding any Excluded Cash (any such amount over $5,000,000 being “Surplus Cash”), (ii) no more than $5,000,000 of Surplus Cash may be used to make such additional Capital Expenditures in any fiscal year and (iii) no Revolving Loans (other than letter of credit obligations, if any) are then outstanding.

EXHIBIT E

EBITDA Calculation

EBITDA definition for calculation at closing:
		Q2-2011	Q3-2011	Q4-2011	Q1-2012	Period until close	LTM Q1 2012	LTM at closing	Source / notes
	Consolidated net income	348	1,441	1,852	1,309		4,950		Quarterly 8-K
+	Income taxes	282	962	1,122	865		3,231		Quarterly 8-K
+	Interest expense	131	126	116	105		478		Quarterly 8-K
+	Amortization and depreciation	2,023	2,350	2,210	2,086		8,669		Quarterly 8-K
+	Management fees	-	-	-	-		-		None pre-close
+	Expenses included in net income that are reimbursed by a third-party	-	-	-	-		-		Attachment 1
+	Financing fees	-	-	-	-		-		To be determined
+	Stock-based compensation	427	253	445	292		1,417		Attachment 1
+	Public company expense savings	197	197	197	340		931		Attachment 1
+	Isis transaction closing expenses	-	-	-	-		-		To be determined
+	VCA clinic closing expenses and losses on discontinued operations	167	167	167	68		568		Attachment 1
+	Legal settment costs	1,650	-	-	-		1,650		Attachment 1
+	Expenses related to acquisitions	-	-	-	-		-		To be determined
+	Losses on new vein clinics	795	862	665	877		3,199		Attachment 2
+	Other non-cash losses or expenses	(206)	(206)	(261)	(277)		(950)
Attachment 1: payroll accrual recalculation;  out-of-period incentive compensation; vacant positions (Fertility President, other); Washington franchise tax and tax refund; New York payroll taxes out-of-period; bad debt expense reserve adjustment

-	Income tax credits	-	-	-	-		-		None identified to date
-	Interest income	(44)	(44)	(44)	(42)		(175)		Attachment 1
-	Extraordinary gains or gains on asset-sales	-	-	-	-		-		None identified to date
-	EBITDA in excess of 20% of total earned by foreign subsidiaries	-	-	-	-		-		None currently
=	Adjusted EBITDA	5,769	6,107	6,469	5,623		23,969
-	EBITDA from Fertility Partners acquired in period								To be determined
+	Pro-forma (annualized) EBITDA from Fertility Partners acquired in period								Estimates from management
=	Pro forma Adjusted EBITDA	5,769	6,107	6,469	5,623		23,969